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                                 Exhibit 10.30

TO:       Board of Directors RF Monolithics, Inc.

FROM:     Sam Densmore

DATE:     November 11, 1999

RE: Resignation from Position of Director, President and Chief Executive Office and Continuation of Employee Status

     By this Memorandum, I hereby offer to resign from my current positions of Director, President and Chief Executive Officer, effective immediately, in exchange for RFM's agreement to the following terms, consistent with the general framework set forth in RFM's agreement with Gary A. Anderson dated August 13, 1996 (attached), with the following modification to those paragraphs indicated below :

     1. My employment status will continue for nine (9) months from November 11, 1999, as provided below. RFM will continue to pay my salary as due, in the gross amount of $18,750.00 per month, reported on a W-2, and will also continue to provide full benefits, during this nine-month period.

     2. I will serve as a consultant to RFM for an additional nine (9) months, without reduction in gross monthly compensation. My benefits will continue to the extent permissible under the applicable benefit plans, or pursuant to federal COBRA law if I so elect.

     3. My duties during the next eighteen (18) months shall be those reasonable requested or assigned by the Company's new CEO, David Kirk, provided that the Company acknowledges that it will make reasonable attempts to accommodate my schedule to permit my pursuit of consulting opportunities. If I accept "regular and on-going employment" with a different employer, then my status with RFM will also continue, but my compensation from RFM will be reduced from $18,750.00 per month to $1.00 per month for the balance of the eighteen month total term.

     4. I agree to the terms of non-competition and non-solicitation for the eighteen-month period described above, plus one year thereafter.

     5. At the Company's option (and with notice to me), amounts for my health care benefits may be deducted from my salary or I will pay the same directly.

     6. During the period of the next eighteen months, my stock options and other equity interest will be governed by the terms of the applicable Plan.

     7.   Not applicable.

     8.   Not applicable.

     9.   Not applicable.
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     The parties agree to the foregoing terms. The complete agreement between the parties regarding this matter shall be set forth in a subsequent comprehensive agreement.


     By: /s/ Sam L. Densmore

     Date: 11/11/99


     By: /s/ Michael Bernique

         Chairman of the Board

         Position

     Date: 11/11/99